Exhibit 1.56

January - March 2021 results CEO PEKKA TENNILÄ INTERIM CFO JUHANA JOKINEN 28 APRIL 2021

IMPORTANT INFORMATION The securities referred to in this document in relation to the merger have not been, and will not be, registered under the Un ite d States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as such term is defined in Reg ula tion S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursu ant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and othe r s ecurities laws of the United States. This document does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. Any off er or sale of new Altia shares made in the United States in connection with the merger may be made pursuant to the exemption from the registration requirements of the U .S. Securities Act provided by Rule 802 thereunder. Altia is a Finnish company and Arcus is a Norwegian company. The transaction, including the information distributed in connec tio n with the merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non - U.S. country, which are different from those of the United States. The financial information included or referred to in this document has been prepared in accordance with IFRS, which may not be co mpa rable to the accounting standards, financial statements or financial information of U.S. companies or applicable in the United States. It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. fed era l or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non - U.S. jurisdicti ons. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to su e A ltia or Arcus or their respective officers and directors in a non - U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove t o be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S . c ourt. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts , b ased on the civil liability provisions of the U.S. federal securities laws. Arcus’ shareholders should be aware that Altia is prohibited from purchasing Arcus’ shares otherwise than under the merger, s uch as in open market or privately negotiated purchases, at any time during the pendency of the merger under the Merger Plan. 2 28 April 2021

Strong sales and profitability development in Q1 • Net sales increased by 5.1%; in constant currencies 3.1% • Comparable EBITDA improved by 40% • Operative cash flow improved • The merger of Altia and Arcus proceeding, completion possibly delayed till autumn 2021 3 Q1 2021 HIGHLIGHTS Net sales 71.7 (68.2) MEUR Comparable EBITDA 7.7 (5.5) MEUR 28 April 2021 Comparable EBITDA margin 10.8% (8.1%)

Market development

HISTORICALLY, APPROXIMATELY TWO THIRDS OF CONSUMER PRODUCT SALES COME FROM STATE RETAIL MONOPOLIES

Spirits and wine sales volume development in the state retail monopolies

Change compared to previous year, %	Q1 21	Q1 20	2020
Nordics in total	+18.2	+8.9	+17.1
Spirits	+20.5	+6.9	+18.5
Wine	+17.8	+9.2	+16.9
Finland, total sales	+9.8	+5.9	+13.7
Spirits	+6.1	+3.3	+10.4
Wine	+11.3	+7.0	+15.0
Sweden, total sales	+11.5	+7.3	+10.0
Spirits	+23.7	+9.4	+18.8
Wine	+10.2	+7.1	+9.2
Norway, total sales	+43.6	+16.2	+40.4
Spirits	+41.9	+9.2	+32.1
Wine	+43.9	+17.4	+41.8

Finland

- Growth in all spirits, led by gin
- Growth in red, white, rosé and sparkling wines, led by rosé and sparkling
- BIB impacted positively by COVID-restrictions
- Growth in non-alcoholic beverages

Sweden

- Strong development in spirits continued, gin and rhum taking shares from viina and vodka
- All wines categories growing, led by sparkling

Norway

- Liquers and gin in particular taking shares from viina and vodka
- Sparkling and rosé taking shares from red and white wines

Source: Based on sales volumes by litre published by the state retail monopolies (Alko, Systembolaget, and Vinmonopolet).

ALTIA

28 April 2021

4

24 23 22 24 22 25 Q1 20 Q1 21 Net sales increased despite the restricted sales channels Net sales by segment , MEUR Net sales of spirits and wine , MEUR 5,1% 68 72 Finland & Exports Scandinavia Altia Industrial 6.3% 5 Q1 2021 • Net sales increased by 5.1%; in constant currencies 3.1% • Restrictions on travel and on - trade continued • Monopoly sales increased • Spirits sales increased , wine impacted by partner portfolio changes in 2020 • Easter sales impacted positively • Altia Industrial sales increased in all product groups Spirits Wine 28 April 2021 24 26 Q1 20 Q1 21 21 21 Q1 20 Q1 21 - 0,9%

Finland & Exports

JANUARY-MARCH 2021

The Finland & Exports segment comprises the import, sale and marketing of wine and spirits, and other beverages in Finland and the Baltics, as well as exports and travel retail.



KOSKENKORVA
VODKA

Highlights

- Net sales declined by 3.5% to EUR 23.0 (23.8) million
- COVID-19 significantly impacts on travel retail, exports and on-trade
- Monopoly sales increased
- Strong growth in Finnish grocery trade
- In Baltics, domestic grocery trade partly offset decrease in harbour trade
- Strong performance of Altia's digital platforms viinimaa.fi and nordicspirits.com

Net sales, MEUR



-3,5%
24
0
9
15
23
0
8
14
Q1 20
Q1 21
Spirits
Wine
Other beverages

Product launches in Q1



VODKA SELTZER
SAY
VODKA SELTZER
SAY
LINDEMAN'S
THE REAL McCOY
LARSEN
AQUA IGNIS
LARSEN COGNAC

ALTIA
28 April 2021 6

10 12 12 12 0 0 Q1 20 Q1 21 Spirits Wine Other beverages Highlights • Reported net sales grew by 9.9% to EUR 24.2 (22.0) million • Growth in constant currencies 3.9% • Monopoly sales in Sweden and Norway grew significantly • Sweden : strong spirits sales , wine impacted by partner portfolio changes • Norway : growth in both spirits and wines • COVID - 19 impacted on - trade negatively Scandinavia JANUARY - MARCH 2021 The Scandinavia segment comprises the import, sale and marketing of wine and spirits , and other beverages in Sweden , Norway and Denmark . Net sales , MEUR Product launches in Q1: tender wins 22 24 +9,9% 28 April 2021

Q1 20 Q1 21 Highlights • Net sales incresed by 9.4% to EUR 24.5 (22.4) million • Growth in all categories • High volumes of technical ethanol stabilised • Non recurring sales in ethanol and cognac • Higher price of barley • New bag - in - box product line commenced at Rajamäki Altia Industrial JANUARY - MARCH 2021 The Altia Industrial segment comprises Koskenkorva plant operations , starch , feed component and technical ethanol businesses , as well as contract manufacturing services at Rajamäki. It also includes supply chain operations , i.e. production operations in different countries , customer service , logistics and sourcing . Net sales , MEUR 8 22,4 24,5 9,4% 28 April 2021 Highlights • Koskenkorva Distillery ran close to full capacity with continuing focus on volume of ethanol distillation • In Koskenkorva 52.9 million kilos of grain was consumed (53.4 mkg / Q1 2020)

Financials INTERIM CFO JUHANA JOKINEN 28 APRIL 2021

0 5,000 10,000 15,000 20,000 25,000 30,000 0 50 100 150 200 250 January May September January May September January May September January May September January May September January May September January May September January May September January May September January May September January May September January May September January May September January May September January May September Altia's grain purchases to Koskenkorva tn Average feed barley market price without premiums (Luke) Barley sourcing 10 Key principles for barley sourcing : • Purchased at spot prices ; No hedging tools available for barley • About 1 month inventory ; Volumes and purchase prices are fixed a couple of months ahead Barley price development and Altia’s monthly volumes 2007 - 2021 ( January ) tn EUR/tn • New harvest in August - September • Average monthly sourcing volume 17000 - 18000 tn 2007 2009 2011 2013 2015 2017 2019 In Q1, Altia’s use of Finnish grain reached 53 (53) million kilos. 28 April 2021 2021

2021: Positive profitability development Quarterly net sales and comparable EBITDA, EUR million Quarterly and cumulative comparable EBITDA, EUR million 41 11 2021: • Comparable EBITDA improved by 40.2% or EUR 2.2 million to EUR 7.7 (5.5) million • Key drivers – Finland & Exports , Scandinavia – Strong sales and continued focus on revenue management and channel and product mix Items affecting comparability (IAC): • In Q1/2021, IAC amounted to EUR – 3.2 million , all related to planned merger of Altia and Arcus • In Q1/2020 IAC included EUR 0.1 million restructuring costs 28 April 2021 74 91 85 110 68 81 87 107 71 4.3 9.4 11.4 19.7 5.5 13.2 14.6 19.0 7.7 Q1 19 Q2 19 Q3 19 Q4 19 Q1 20 Q2 20 Q3 20 Q4 20 Q1 21 Net sales, MEUR Comparable EBITDA, MEUR 4.3 9.4 11.4 19.7 5.5 13.2 14.6 19.0 7.7 4.3 13.7 25.1 44.8 5.5 18.8 33.4 52.4 7.7 Q1 19 Q2 19 Q3 19 Q4 19 Q1 20 Q2 20 Q3 20 Q4 20 Q 21 Comparable EBITDA, MEUR Comparable EBITDA YTD, MEUR

Improved profitability in Scandinavia and Finland & Exports Comparable EBITDA by segment 12 EUR million Q1 21 Q1 20 Change % 2020 Finland & Exports 3.5 2.8 26.1 19.8 % of net sales 15.2 11.7 16.9 Scandinavia 1.7 - 0.1 1340 14.2 % of net sales 7.1 - 0.6 11.5 Altia Industrial 2.1 2.2 - 1.5 17.9 % of net sales 8.7 9.7 17.6 Other 0.4 0.7 - 47.5 0.5 Total 7.7 5.5 40.2 52.4 % of net sales 10.8 8.1 15.3 Finland & Exports • Strong monopoly sales and Easter • Good product and channel mix and revenue management initiatives • Postponed marketing activities and other cost savings Scandinavia • Revenue management, good channel mix and Easter • Postponed marketing activies and strengthening of local currencies Altia Industrial • High barley price impacted negatively 28 April 2021

86.8 81.3 81.4 28.9 48.9 29.9 37.4 - 3.9 9.4 2.2 2.0 2.0 0.6 1.1 0.6 0.7 - 0.1 0.2 Q1 19 Q2 19 Q3 19 Q4 19 Q1 20 Q2 20 Q3 20 Q4 20 Q1 21 Net debt Net debt / Comparable EBITDA 58.1% 59.1% 57.9% 19.1% 33.2% 20.0% 24.5% - 2.5% 6.5 % Q1 19 Q2 19 Q3 19 Q4 19 Q1 20 Q2 20 Q3 20 Q4 20 Q1 21 Strong financial position and liquidity situation Equity ratio , % Gearing , % 13 39.4% 35.5% 37.4% 37.8% 34.7% 34.9% 37.1% 34.3% 33.0 % Q1 19 Q2 19 Q3 19 Q4 19 Q1 20 Q2 20 Q3 20 Q4 20 Q1 21 Q1 19 Q2 19 Q3 19 Q4 19 Q1 20 Q2 20 Q3 20 Q4 20 Q1 21 Net cash flow from operating activities Rolling 12 months Net cash flow from operating activities , MEUR Net debt , MEUR 28 April 2021 Long - term target <2.5x

Concluding remarks and Q&A CEO PEKKA TENNILÄ 28 APRIL 2021

Sustainability Q1 • New bag - in - box production line at Rajamäki plant enables production of wine bags which are 100% recycble • Launching of wine PET bottles made of 100% recycled material as the first in the Nordics • World’s first regeneratively farmed vodka, Koskenkorva Climate Action, launched in January. This farming method binds carbon to soil and was verified by Baltic Sea Action Group. 15 28 April 2021

Forming a leading wine and spirits brand house in the Nordics Key milestones 29 Sep Announcement of merger plan 23 Oct Prospectus published 12 Nov EGM’s of Altia and Arcus Q2 Conditional approvals of the competition authorities Finland and Sweden received in April Norway expected by 20 May H1/autumn 21 Payment of extra dividend 0.40e/share Expected closing of the combination 16 MERGER OF ALTIA AND ARCUS 28 April 2021

Short - term outlook • Altia has decided to provide a short - term outlook but no guidance for 2021, due to the uncertainties caused by COVID - 19 and the low predictability for the full year 2021. • In the first half of 2021, COVID - 19 is expected to impact travel retail, exports and on - trade. The channel shift in the monopoly markets is expected to continue for as long as travel retail and on - trade continue to be restricted. The situation is expected to stabilise earliest after the summer period. • In Altia Industrial, for the first half of 2021, COVID - 19 is expected to continue to impact contract manufacturing and industrial products in a significant way. The increased prices of imported ethanol puts pressure on technical ethanol margins. The barley prices have increased at the beginning of this year and the price level is expected to be higher than in 2020 until the new crop. • The recovery of the operating environment depends largely on the development of COVID - 19, the progress of vaccinations, and changes in consumer behaviour . 17 28 April 2021

Summary 18 Altia and Arcus merger proceeding well - closing expected in H1/autumn 2021 Market predictability remains low – short - term outlook given Strong performance in Q1/2021 28 April 2021

Thank you www.altiagroup.com Next events 18 August: H1 3 November: Q3

20 Appendices 28 April 2021

21 KEY RATIOS 28 April 2021 Q1 21 Q1 20 2020 Net sales, EUR million 71.7 68.2 342.4 Comparable EBITDA, EUR million 7.7 5.5 52.4 % of net sales 10.8 8.1 15.3 EBITDA, EUR million 4.6 5.4 40.3 Comparable operating result, EUR million 3.9 1.1 35.0 % of net sales 5.4 1.6 10.2 Operating result, EUR million 0.7 1.0 22.9 Result for the period, EUR million 0.7 1.3 17.8 Earnings per share, EUR 0.02 0.04 0.49 Net cash flow from operating activities, EUR million - 0.3 - 15.4 56.1 Net debt / comparable EBITDA, rolling 12 months 0.2 1.1 - 0.1 Average number of personnel 640 642 650

QUARTERLY NET SALES AND COMPARABLE EBITDA BY SEGMENT

Net sales by segment

EUR million	Q1 21	Q4 20	Q3 20	Q2 20	Q1 20	Q4 19	Q3 19	Q2 19	Q1 19	Q4 18	Q3 18	Q2 18	Q1 18	Q4 17	Q3 17	Q2 17	Q1 17	Q4 16	Q3 16	Q2 16	Q1 16
Finland & Exports	23.0	34.4	29.8	29.2	23.8	37.8	31.2	34.7	25.0	39.5	31.8	35.4	27.1	40.7	31.4	35.7	26.0	41.1	31.6	33.9	27.3
Scandinavia	24.2	46.4	27.4	28.1	22.0	44.5	25.6	29.0	21.7	42.8	25.0	27.4	22.5	44.4	26.5	29.7	23.2	45.9	26.7	30.0	25.0
Altia Industrial	24.5	25.7	29.4	23.8	22.4	27.8	27.7	27.5	27.1	28.6	28.9	24.2	24.0	24.7	26.5	25.9	24.2	24.0	25.6	22.7	22.9
Total	71.7	106.5	86.6	81.0	68.2	110.1	84.5	91.2	73.8	110.9	85.7	87.1	73.5	109.8	84.5	91.3	73.4	111.0	83.9	86.6	75.1

Comparable EBITDA by segment

EUR million	Q1 20	Q4 20	Q3 20	Q2 20	Q1 20	Q4 19	Q3 19	Q2 19	Q1 19	Q4 18	Q3 18	Q2 18	Q1 18	Q4 17	Q3 17	Q2 17	Q1 17	Q4 16	Q3 16	Q2 16	Q1 16
Finland & Exports	3.5	6.0	5.5	5.5	2.8	7.3	5.0	5.3	3.0	6.2	4.9	4.6	3.4	7.2	4.0	5.2	3.1	7.7	4.5	4.3	3.6
Scandinavia	1.7	9.5	1.9	2.9	-0.1	9.1	1.3	2.0	-0.3	8.0	0.8	1.5	-0.1	8.9	1.0	2.1	-0.5	9.0	1.0	0.7	-0.3
Altia Industrial	2.1	4.2	6.5	4.9	2.2	4.5	3.6	2.3	1.0	2.2	4.8	2.5	1.4	3.7	4.5	2.6	1.6	2.6	3.4	2.6	-0.2
Other	0.4	-0.8	0.7	-0.1	0.7	-1.3	1.5	-0.2	0.6	-0.6	-0.3	0.2	0.4	-1.3	0.9	-0.8	0.1	-0.5	1.6	0.2	0.6
TOTAL comparable EBITDA	7.7	19.0	14.6	13.2	5.5	19.7	11.4	9.4	4.3	15.9	10.3	8.7	5.2	18.5	10.4	9.2	4.3	18.9	10.5	7.8	3.6
Items affecting comparability	-3.2	-5.5	-5.9	-0.7	-0.1	0.2	-1.6	-0.2	-	-1.5	0.0	-0.4	-4.1	-2.2	0.7	-0.2	-0.5	15.7	1.6	2.8	-0.1
EBITDA	4.6	13.5	8.8	12.6	5.4	19.8	9.8	9.2	4.3	14.4	10.3	8.3	1.1	16.3	11.1	9.0	3.8	34.6	12.1	10.6	3.6
Depreciation, amortisation and impairment	-3,9	-4.3	-4.3	-4.4	-4.4	-4.5	-4.5	-4.5	-4.5	-3.7	-3.6	-3.5	-3.5	-3.6	-3.6	-3.5	-3.5	-3.7	-3.6	-3.6	-3.6
Operating result	0.7	9.3	4.5	8.2	1.0	15.3	5.3	4.8	-0.3	10.7	6.6	4.8	-2.5	12.7	7.6	5.4	0.3	30.9	8.5	7.0	-0.0

ALTIA 28 April 2021 22

Shareholders 31 MARCH 2021 Shareholders Number of shares % of shares 1 Prime Minister’s Office 13 097 481 36.2 2 Ilmarinen Mutual Pension Insurance Company 1 113 300 3.1 3 Varma Mutual Pension Insurance Company 1 050 000 2.9 4 WestStar Oy 684 085 1.9 5 Elo Mutual Pension Insurance Company 500 000 1.4 6 Veritas Pension Insurance Company Ltd. 404 811 1.1 7 FIM Fenno Sijoitusrahasto 227 079 0.6 8 Säästöpankki Kotimaa 150 000 0.4 9 Mandatum Life Insurance Company Limited 143 860 0.4 10 Petter and Margit Forsström ´ s Foundation 140 200 0.4 Total 17 510 816 48.5 Nominee registered total 8 061 466 22.3 23 28 April 2021